Exhibit (a)(1)(f)

ADDENDUM

FOR WARRANT AMENDMENT PROGRAM

The following is a list of your outstanding warrants as of June 28, 2007, which are eligible for amendment in the Warrant Amendment Program that commenced on June 28, 2007;

Warrantholder Name:                                                                                                ID:

Warrant Number	Issue Date	Total Number of Shares Subject to Warrant

If you have questions about the above list, please direct them to Charlotte Willson, NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, telephone number (408) 486-3965.